                                                                     EXHIBIT 4.4

Record and return to:
Mayer, Brown & Platt
1675 Broadway
New York, New York 10019
Attention: Michael Sloyer, Esq.

                         STERLING PULP CHEMICALS, INC.,

                                    Grantor,

                                       to

                  THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT") as the Administrative Agent under the Credit Agreement referred to below
    (together with its successors and assigns from time to time acting as Administrative Agent under such Credit Agreement, the "Administrative Agent")

                                       and

                      U.S. BANK TRUST NATIONAL ASSOCIATION

  as Georgia co-agent (together with its successors and assigns from time to time acting as Georgia co-agent, the "Georgia Agent," with the Administrative
  Agent and the Georgia Agent herein collectively referred to as "Grantee")

               ---------------------------------------------------

                  LEASEHOLD DEED TO SECURE DEBT, ASSIGNMENT AND
                               SECURITY AGREEMENT

               ---------------------------------------------------

                            Dated as of July 23, 1999

          This instrument affects certain real and personal property located in Lowndes County,
                                State of Georgia.

This instrument was prepared by the above named attorney.

Notice: This instrument contains inter alia obligations which may provide for:

            (a)   a variable rate of interest and/or

            (b) future and/or revolving credit advances or readvances, which when made, shall have the same priority as advances or readvances made on the date hereof whether or not (i) any advances or readvances were made on the date hereof and (ii) any indebtedness is outstanding at the time any advance or re-advance is made.

                                TABLE OF CONTENTS

                                                                           Page
                                    ARTICLE I

                     COVENANTS AND AGREEMENTS OF THE Grantor

    SECTION 1.1.    Payment of Secured Obligations...........................4
    SECTION 1.2.    Title to Collateral, etc. ...............................5
    SECTION 1.3.    Title Insurance..........................................5
    SECTION 1.3.1.  Title Insurance Policy...................................5
    SECTION 1.3.2.  Title Insurance Proceeds.................................5
    SECTION 1.4.    Recordation..............................................5
    SECTION 1.5.    Payment of Impositions, etc. ............................6
    SECTION 1.6.    Insurance and Legal Requirements.........................6
    SECTION 1.7.    Security Interests, etc. ................................6
    SECTION 1.8.    Permitted Contests.......................................7
    SECTION 1.9.    Leases...................................................7
    SECTION 1.10.   Compliance with Instruments..............................7
    SECTION 1.11.   Maintenance and Repair, etc. ............................8
    SECTION 1.12.   Alterations, Additions, etc. ............................8
    SECTION 1.13.   Acquired Property Subject to Security Title/Security
                      Interest...............................................8
    SECTION 1.14.   Assignment of Rents, Proceeds, etc. .....................8
    SECTION 1.15.   No Claims Against the Grantee............................9
    SECTION 1.16.   Indemnification..........................................9
    SECTION 1.17.   No Credit for Payment of Taxes..........................10
    SECTION 1.18.   Intentionally Omitted...................................10
    SECTION 1.19.   No Transfer of the Property.............................10
    SECTION 1.20.   Security Agreement......................................10
    SECTION 1.21.   Representations and Warranties..........................11
    SECTION 1.22.   Grantor's Covenants.....................................11

                                   ARTICLE II

                 INSURANCE; DAMAGE, DESTRUCTION OR TAKING, ETC.

    SECTION 2.1.    Insurance...............................................11
    SECTION 2.1.1.  Risks to be Insured.....................................11
    SECTION 2.1.2.  Policy Provisions.......................................12
    SECTION 2.1.3.  Delivery of Policies, etc. .............................12
    SECTION 2.1.4.  Separate Insurance......................................13
    SECTION 2.2.    Damage, Destruction or Taking; Grantor to Give Notice;
                      Assignment of Awards..................................13

    SECTION 2.3.    Application of Proceeds and Awards......................13
    SECTION 2.4.    Total Taking and Total Destruction......................15

                                   ARTICLE III

                        EVENTS OF DEFAULT; REMEDIES, ETC.

    SECTION 3.1.    Events of Default; Acceleration.........................15
    SECTION 3.2.    Legal Proceedings; Foreclosure..........................16
    SECTION 3.3.    Power of Sale...........................................16
    SECTION 3.4.    Uniform Commercial Code Remedies........................17
    SECTION 3.5.    Grantee Authorized to Execute Deeds, etc. ..............17
    SECTION 3.6.    Purchase of Collateral by Grantee.......................17
    SECTION 3.7.    Receipt a Sufficient Discharge to Purchaser.............17
    SECTION 3.8.    Waiver of Appraisement, Valuation, etc. ................17
    SECTION 3.9.    Sale a Bar Against Grantor..............................18
    SECTION 3.10.   Secured Obligations to Become Due on Sale...............18
    SECTION 3.11.   Application of Proceeds of Sale and Other Moneys........18
    SECTION 3.12.   Appointment of Receiver.................................19
    SECTION 3.13.   Possession, Management and Income.......................19
    SECTION 3.14.   Right of Grantee to Perform Grantor's Covenants, etc....19
    SECTION 3.15.   Subrogation.............................................19
    SECTION 3.16.   Remedies, etc., Cumulative..............................19
    SECTION 3.17.   Provisions Subject to Applicable Law....................20
    SECTION 3.18.   No Waiver, etc. ........................................20
    SECTION 3.19.   Compromise of Actions, etc. ............................20

                                   ARTICLE IV

                                   DEFINITIONS

    SECTION 4.1.    Terms Defined in this Deed..............................21
    SECTION 4.2.    Use of Defined Terms....................................22
    SECTION 4.3.    Credit Agreement Definitions............................22

                                    ARTICLE V

                                  MISCELLANEOUS

    SECTION 5.1.    Further Assurances; Financing Statements................22
    SECTION 5.1.1.  Further Assurances......................................23
    SECTION 5.1.2.  Financing Statements....................................23
    SECTION 5.2.    Additional Security.....................................23
    SECTION 5.3.    Satisfaction; Partial Release, etc. ....................23
    SECTION 5.3.1.  Satisfaction............................................23
    SECTION 5.3.2.  Partial Release, etc. ..................................24
    SECTION 5.4.    Notices, etc............................................24
    SECTION 5.5.    Waivers, Amendments, etc................................24
    SECTION 5.6.    Cross-References........................................24
    SECTION 5.7.    Headings................................................24
    SECTION 5.8.    Currency................................................24
    SECTION 5.9.    Governing Law...........................................24
    SECTION 5.10.   Successors and Assigns, etc.............................24
    SECTION 5.11.   Waiver of Jury Trial; Submission to Jurisdiction........24
    SECTION 5.12.   Severability; Conflicts.................................25
    SECTION 5.13.   Loan Document...........................................25
    SECTION 5.14.   Usury Savings Clause....................................25
    SECTION 5.15.   Future Advances.........................................26
    SECTION 5.16.   Georgia Co-Agent........................................26

Schedule 1-A        Legal Description of the Land
Schedule 1-B        Legal Description of the Land
Schedule 2          Permitted Encumbrances

                         LEASEHOLD DEED TO SECURE DEBT,
                        ASSIGNMENT AND SECURITY AGREEMENT

      THIS LEASEHOLD DEED TO SECURE DEBT, ASSIGNMENT AND SECURITY AGREEMENT, dated as of July 23, 1999 (this "Deed"), made by STERLING PULP CHEMICALS, INC., a Georgia corporation (the "Grantor"), having an address at 1200 Smith Street, Suite 1900, Houston, Texas 77002-4312, to THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT"), a corporation, having an address at 1211 Avenue of the Americas, 22nd Floor, New York, New York 10036, as the Administrative Agent under the Credit Agreement referred to below (together with its successors and assigns from time to time acting as Administrative Agent under such Credit Agreement, the "Administrative Agent"), and U.S. BANK TRUST NATIONAL ASSOCIATION, a banking association, having an address at GAAT 3384, 3384 Peachtree Road NE, Atlanta, Georgia 30326, as Georgia co-agent (together with its successors and assigns from time to time acting as Georgia co-agent, the "Georgia Agent," with the Administrative Agent and the Georgia Agent herein collectively referred to as "Grantee").

                         W I T N E S S E T H   T H A T:

      WHEREAS, the Grantor is on the date of delivery hereof the owner of an easement or leasehold estate as indicated herein or on Schedule 1 hereto to the parcel of land (and any easements or other rights or interests) described in
Schedule 1 hereto (the "Land") and of the Improvements (such term and other capitalized terms used in this Deed having the respective meanings specified or referred to in Article IV);

      WHEREAS, pursuant to the terms, conditions and provisions of the Revolving Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Sterling Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals U.S., Inc., Grantor, Sterling Fibers, Inc., Sterling Chemicals Energy, Inc. and Sterling Chemicals International, Inc., as Borrowers (collectively, the "Borrowers"), various financial institutions, as the Lenders, DLJ Capital Funding, Inc., as the Syndication Agent, The CIT Group/Business Credit, Inc. as the Administrative Agent, and Credit Suisse First Boston, as the Documentation Agent, the Lenders and the Issuer have agreed to make Loans to, and to issue Letters of Credit for the account of, the Borrowers in the maximum original principal amount of One Hundred Fifty Five Million Dollars ($155,000,000) (such Loans and Letters of Credit are hereinafter referred to collectively as the "Credit Extensions").

      WHEREAS, the Credit Extensions consist of, inter alia, Fixed Assets Loans in a maximum principal amount not to exceed Seventy Million Dollars ($70,000,000) having a Stated Maturity Date of July 23, 2004; and

      WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Deed.

                                   G R A N T:

      NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants herein contained, and in order to induce the Fixed Assets Lenders to make the Fixed Assets Loans pursuant to the Credit Agreement, and in order to secure the full, timely and proper payment and performance of and compliance with each and every one of the Secured Obligations (as hereinafter defined), the Grantor hereby irrevocably grants, bargains, sells, sets over, warrants, aliens, demises, releases, hypothecates, pledges, assigns, transfers and conveys to the Grantee and its successors, successors-in-title and assigns, forever, all of the following (the "Collateral"):

            (a) Real Estate. All of Grantor's estate, interest, rights, privileges and benefits (including, without limitation, any option to purchase fee simple title) existing under or created by that certain Indenture of Lease by and between Valdosta-Lowndes County Industrial Authority (as Lessor) and Sterling Pulp Chemicals US, Inc. (as Lessee) dated October 1, 1995, and recorded in Deed Book 1331, Page 27, Lowndes County, Georgia Records, with a Memorandum of Lease Agreement dated as of October 1, 1995, being recorded in Deed Book 1240, page 1, aforesaid records, as assigned by Sterling Pulp Chemicals US, Inc. to Grantor by instrument dated August 6, 1996, and recorded in Deed Book 1333, Page 123, and rerecorded in Deed Book 1349, Page 83, aforesaid records (collectively, the "Authority Lease") covering and affecting the Land, and all of Grantor's interest in and to all of the Land and all additional lands and estates therein now owned or hereafter-acquired by the Grantor for use or development with the Land or any portion thereof, together with all and singular the tenements, rights, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances now or hereafter belonging or in any way pertaining to the Land and such additional lands and estates therein (including, without limitation, all rights relating to storm and sanitary sewer, water, gas, electric, railway and telephone services); all development rights, air rights, riparian rights, water, water rights, water stock, all rights in, to and with respect to any and all oil, gas, coal, minerals and other substances of any kind or character underlying or relating to the Land and such additional lands and estates therein and any interest therein; all estate, claim, demand, right, title or interest of the Grantor in and to any street, road, highway or alley, vacated or other, adjoining the Land or any part thereof and such additional lands and estates therein; all strips and gores belonging, adjacent or pertaining to the Land or such additional lands and estates; and any after-acquired property (herein collectively referred to as the "Real Estate");

            (b) Improvements. All of Grantor's right, title and interest in and to all buildings, structures and other improvements and any additions and alterations thereto or replacements thereof, now or hereafter built, constructed or located upon the Real Estate; and, to the extent that any of the following items of property constitutes fixtures under applicable laws, all furnishings, fixtures, fittings, appliances, apparatus, equipment, machinery, building and construction materials and other articles of every kind and nature whatsoever and all replacements thereof, now or hereafter affixed or attached to, placed upon or used in any way in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Real Estate or such buildings, structures and other improvements, including, but not limited to, partitions, furnaces, boilers, oil burners, radiators and piping, plumbing and bathroom fixtures, refrigeration, heating, ventilating, air conditioning and sprinkler systems, other fire prevention and extinguishing apparatus and materials, vacuum cleaning systems, gas and electric fixtures, incinerators, compactors, elevators, engines, motors, generators and all other articles of property which are considered fixtures under applicable law (such buildings, structures and other improvements and such other property are herein collectively referred to as the "Improvements"; the Real Estate and the Improvements are herein collectively referred to as the "Property");

            (c) Goods. All of Grantor's right, title and interest in and to all building materials, construction materials, appliances (including, without limitation, stoves, ranges, ovens, disposals, refrigerators, water fountains and coolers, fans, heaters, dishwashers, clothes washers and dryers, water heaters, hood and fan combinations, kitchen equipment, laundry equipment, kitchen cabinets and other similar equipment), stocks, supplies, blinds, window shades, drapes, carpets, floor coverings, manufacturing equipment and machinery, office equipment, growing plants and shrubberies, control devices, equipment (including window cleaning, building cleaning, swimming pool, recreational, monitoring, garbage, pest control and other equipment), motor vehicles, tools, furnishings, furniture, lighting, non-structural additions to the Real Estate and

      Improvements and all other tangible property of any kind or character, together with all replacements thereof, now or hereafter located on or in or used or useful in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Property, regardless of whether or not located on or in the Property or located elsewhere for purposes of storage, fabrication or otherwise (herein collectively referred to as the "Goods");

            (d) [intentionally omitted];

            (e) Leases. All rights of the Grantor in, to and under all leases (other than the Authority Lease), licenses, occupancy agreements, concessions and other arrangements, oral or written, now existing or hereafter entered into, whereby any Person agrees to pay money or any other consideration for the use, possession or occupancy of, or any estate in, the Property or any portion thereof or interest therein (herein collectively referred to as the "Leases"), and the right, subject to applicable law, upon the occurrence of any Event of Default hereunder, to receive and collect the Rents (as hereinafter defined) paid or payable thereunder;

            (f) Plans. All rights of the Grantor in and to all plans and specifications, designs, drawings and other information, materials and matters heretofore or hereafter prepared relating to the Improvements or any construction on the Real Estate (herein collectively referred to as the "Plans");

            (g) Permits. All rights of the Grantor, to the extent assignable, in, to and under all permits, franchises, licenses, approvals and other authorizations respecting the use, occupation and operation of the Property and every part thereof and respecting any business or other activity conducted on or from the Property, and any product or proceed thereof or therefrom, including, without limitation, all building permits, certificates of occupancy and other licenses, permits and approvals issued by governmental authorities having jurisdiction (herein collectively referred to as the "Permits");

            (h) Contracts. All right, title and interest of the Grantor, to the extent assignable, in and to all certificates, warranties, appraisals, engineering, environmental, soils, insurance and other reports and studies, books, records, correspondence, files and advertising materials, and other documents, now or hereafter obtained or entered into, as the case may be, pertaining to the construction, use, occupancy, possession, operation, management, leasing, maintenance and/or ownership of the Property and all right, title and interest of the Grantor therein (herein collectively referred to as the "Contracts");

            (i) Leases of Furniture, Furnishings and Equipment. All right, title and interest of the Grantor as lessee in, to and under any leases of furniture, furnishings, equipment and any other Goods now or hereafter installed in or at any time used in connection with the Property;

            (j) Rents. All rents, issues, profits, royalties, avails, income and other benefits derived or owned, directly or indirectly, by the Grantor from the Property, including, without limitation, all rents and other consideration payable by tenants, claims against guarantors, and any cash or other securities deposited to secure performance by tenants, under the Leases (herein collectively referred to as "Rents");

            (k) Proceeds. All proceeds of the conversion, voluntary or involuntary of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards (herein collectively referred to as "Proceeds"); and

            (l) Other Property. All other property and rights of the Grantor of every kind and character relating to the Property, and all proceeds and products of any of the foregoing, provided however, the Collateral shall not include any general intangibles or other rights arising under any contracts, instruments, licenses, or other documents as to which the grant of a lien and/or security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained;

      AND, without limiting any of the other provisions of this Deed, the Grantor expressly grants to the Grantee, as secured party, a security interest in all of those portions of the Collateral which are or may be subject to the State Uniform Commercial Code provisions applicable to secured transactions, subject, however, to the Permitted Encumbrances;

      TO HAVE AND TO HOLD the Collateral to the use, benefit and behoof of the Grantee, its successors, successors-in-title and assigns, forever, subject, however, to the Permitted Encumbrances. This Deed is intended to operate and is to be construed as a deed passing the title to the Collateral to Grantee and is made under those provisions of the existing laws of the State relating to deeds to secure debt and not as a mortgage, and is given to secure the payment of the Secured Obligations.

      FURTHER to secure the full, timely and proper payment and performance of the Secured Obligations, the Grantor hereby covenants and agrees with and warrants to the Grantee as follows:

                                    ARTICLE I

                     COVENANTS AND AGREEMENTS OF THE GRANTOR

      SECTION 1.1. Payment of Secured Obligations. (i) The Grantor agrees that:

            (a) Grantor will duly and punctually pay and perform or cause to be paid and performed the Fixed Assets Loans (some or all of which Fixed Assets Loans are evidenced by Fixed Assets Notes ) at the time and in accordance with the Loan Documents pertaining to the Fixed Assets Loans, which Fixed Assets Loans shall not exceed the maximum principal amount of Seventy Million and 00/100 Dollars ($70,000,000) and all of which Fixed Assets Loans have a Stated Maturity Date of July 23, 2004, and

            (b) when and as due and payable from time to time in accordance with the terms of this Deed or of any other Loan Documents pertaining to the Fixed Assets Loans, pay and perform, or cause to be paid and performed, all other Secured Obligations.


      SECTION 1.2. Title to Collateral, etc. The Grantor represents and warrants to and covenants with the Grantee that:

            (a) except as otherwise permitted by the terms of the Credit Agreement, as of the date hereof and at all times hereafter while this Deed is outstanding, the Grantor (1) is and shall be the absolute owner of the legal and beneficial title to the applicable interest in the Property and to all other property included in the Collateral, and (2) has and shall have good and sufficient easement or leasehold estate, as currently represented in the granting clause as of the date hereof, to the Property, subject in each case only to this Deed, the liens expressly permitted pursuant to the terms of the Credit Agreement and the encumbrances set forth in Schedule 2 hereto (collectively, the "Permitted Encumbrances");

            (b) the Grantor has good and lawful right, power and authority to execute this Deed and to convey, transfer, assign, set over and grant the security title to and a security interest in the Collateral, all as provided herein;

            (c) this Deed has been duly executed, acknowledged and delivered on behalf of the Grantor, all consents and other actions required to be taken by the officers, directors, shareholders and partners, as the case may be, of the Grantor have been duly and fully given and performed and this Deed constitutes the legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms; and

            (d) the Grantor, at its expense, will warrant and defend to the Grantee and any purchaser under the power of sale herein or at any foreclosure sale such title to the Collateral and the first security title and first priority perfected security interest of this Deed thereon and therein against all claims and demands and will maintain, preserve and protect such security title and security interest and will keep this Deed a valid, direct first security title of record on the Property and a first priority perfected security interest in the Collateral other than the Property, subject only to the Permitted Encumbrances.

      SECTION 1.3. Title Insurance.

      SECTION 1.3.1. Title Insurance Policy. Concurrently with the execution and delivery of this Deed, the Grantor, at its expense, has obtained and delivered to the Grantee a loan policy or policies of title insurance in an amount, and in form and substance, reasonably satisfactory to the Grantee naming the Grantee as the insured, insuring the title to and the first security title of this Deed on the Property, with endorsements reasonably requested by the Grantee. The Grantor has duly paid in full all premiums and other charges due in connection with the issuance of such policy or policies of title insurance.

      SECTION 1.3.2. Title Insurance Proceeds. All proceeds received by and payable to the Grantee for any loss under the loan policy or policies of title insurance delivered to the Grantee pursuant to Section 1.3.1, or under any policy or policies of title insurance delivered to the Grantee in substitution therefor or replacement thereof, shall be the property of the Grantee and shall be applied by the Grantee in accordance with the provisions of Section 2.3.

      SECTION 1.4. Recordation. The Grantor, at its expense, will at all times cause this Deed and any instruments amendatory hereof or supplemental hereto and any instruments of assignment hereof or thereof (and any appropriate financing statements or other instruments and continuations thereof), and each other instrument delivered in connection with the Fixed Assets Loans, the Credit Agreement or any other Loan Document pertaining to the Fixed Assets Loans and intended thereunder to be recorded, registered and filed, to be kept recorded, registered and filed, in such manner and in such places, and will pay all such recording, registration, filing fees, taxes and other charges, and will comply with all such statutes and regulations as may be required by law in order to establish, preserve, perfect and protect the security title and security interest of this Deed as a valid, direct first security title on the Property and first priority perfected security interest in the Collateral other than the Property, subject only to the Permitted Encumbrances. The Grantor will pay or cause to be paid, and will indemnify the Grantee in respect of, all taxes (including interest and penalties) at any time payable in connection with the filing and recording of this Deed and any and all supplements and amendments hereto.

      SECTION 1.5. Payment of Impositions, etc. Subject to Section 1.8 (relating to permitted contests), the Grantor will pay or cause to be paid before the same would become delinquent and before any fine, penalty, interest or cost may be added for non-payment, all taxes, assessments, water and sewer rates, charges, license fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, ordinary and extraordinary, unforeseen as well as foreseen, which at any time may be assessed, levied, confirmed, imposed or which may become a lien upon the Collateral, or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, income or profits thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise taxes or as income taxes, and all taxes, assessments or charges which may be levied on the Secured Obligations, or the interest thereon (collectively, the "Impositions"). The Grantor will deliver to the Grantee, upon request, copies of official receipts or other satisfactory proof evidencing such payments.

      SECTION 1.6. Insurance and Legal Requirements. Subject to Section 1.8 (relating to permitted contests), the Grantor, at its expense, will comply in all material respects, or cause compliance in all material respects with

            (a) all provisions of any insurance policy covering or applicable to the Collateral or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Collateral or any part thereof or any use or condition of the Collateral or any part thereof (collectively, the "Insurance Requirements"); and

            (b) all laws, including Environmental Laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Collateral or any part thereof, or any of the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways, or any use or condition of the Collateral or any part thereof (collectively, the "Legal Requirements");

noncompliance of which could reasonably be expected to cause a Material Adverse Effect whether or not compliance therewith shall require structural changes in or interference with the use and enjoyment of the Collateral or any part thereof.

      SECTION 1.7. Security Interests, etc. The Grantor will not directly or indirectly create or permit or suffer to be created or to remain, and will promptly discharge or cause to be discharged, any deed to secure debt, deed of trust, mortgage, encumbrance or charge on, pledge of, security interest in or conditional sale or other title retention agreement with respect to or any other lien or security interest or security title on or in the Collateral or any part thereof or the interest of the Grantor or the Grantee therein, or any Proceeds thereof or Rents or other sums arising therefrom, other than (a) Permitted Encumbrances, and (b) liens of mechanics, materialmen, suppliers or vendors or rights thereto incurred in the ordinary course of the business of the Grantor for sums not yet due or any such liens or rights thereto which are at the time being contested as permitted by Section 1.8. The Grantor will not postpone the payment of any sums for which liens of mechanics, materialmen, suppliers or vendors or rights thereto have been incurred (unless such liens or rights thereto are at the time being contested as permitted by Section 1.8), for more than 60 days after the completion of the action giving rise to such liens or rights thereto.

      SECTION 1.8. Permitted Contests. The Grantor at its expense may contest, or cause to be contested, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition, Legal Requirement or Insurance Requirement or lien of a mechanic, materialman, supplier or vendor, provided that, (a) in the case of an unpaid Imposition, lien, encumbrance or charge, such proceedings shall suspend the collection thereof from the Grantor, the Grantee, and the Collateral (including any rent or other income therefrom) and shall not materially interfere with the payment of any such rent or income, (b) neither the Collateral nor any rent or other income therefrom nor any part thereof or interest therein would be in any material danger of being sold, forfeited, lost, impaired or interfered with, (c) in the case of a Legal Requirement, neither the Grantor nor the Grantee would be in material danger of any civil or criminal liability for failure to comply therewith, (d) the Grantor shall have furnished such security, if any, as may be required in the proceedings or as may be reasonably requested by the Grantee,
(e) the non-payment of the whole or any part of any Imposition will not result in the delivery of a tax deed to the Collateral or any part thereof because of such non-payment, (f) the payment of any sums required to be paid with respect to any of the Fixed Asset Notes or under this Deed (other than any unpaid Imposition, lien, encumbrance or charge at the time being contested in accordance with this Section 1.8) shall not be interfered with or otherwise affected, (g) in the case of any Insurance Requirement, the failure of the Grantor to comply therewith shall not affect the validity of any insurance required to be maintained by the Grantor under Section 2.1, and (h) that adequate reserves, determined in accordance with GAAP, shall have been set aside on the Grantor's books.

      SECTION 1.9. Leases. The Grantor represents and warrants to the Grantee that, as of the date hereof, there are no written or oral leases or other agreements of any kind or nature relating to the occupancy of any portion of the Property by any Person other than the Grantor other than the Permitted Encumbrances. Except as is permitted by the Credit Agreement, the Grantor will not enter into any such written or oral lease or other agreement with respect to any portion of the Property without first obtaining the written consent of the Grantee.

      SECTION 1.10. Compliance with Instruments. The Grantor at its expense will promptly comply in all material respects with all rights of way or use, privileges, franchises, servitudes, licenses, easements, tenements, hereditaments and appurtenances forming a part of the Property and all instruments creating or evidencing the same, in each case, to the extent compliance therewith is required of the Grantor under the terms thereof. Except as is permitted by the Credit Agreement, the Grantor will not take any action which may result in a forfeiture or termination of the rights afforded to the Grantor under any such instruments and will not, without the prior written consent of the Grantee, amend any of such instruments in any manner adverse to the Fixed Assets Lenders in any material respect.

      SECTION 1.11. Maintenance and Repair, etc. Subject to the provisions of
Section 1.12, the Grantor will keep or cause to be kept all presently and subsequently erected or acquired Improvements and the sidewalks, curbs, vaults and vault space, if any, located on or adjoining the same, and the streets and the ways adjoining the same, in good and substantial order and repair and in such a fashion that neither the value nor utility of the Collateral will be diminished, and, at its sole cost and expense, will promptly make or cause to be made all necessary and appropriate repairs, replacements and renewals thereof, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, so that its business carried on in connection therewith may be properly conducted at all times. The Grantor at its expense will do or cause to be done all shoring of foundations and walls of any building or other Improvements on the Property and (to the extent permitted by law) of the ground adjacent thereto, and every other act necessary or appropriate for the preservation and safety of the Property by reason of or in connection with any excavation or other building operation upon the Property and upon any adjoining property, whether or not the Grantor shall, by any Legal Requirement, be required to take such action or be liable for failure to do so.

      SECTION 1.12. Alterations, Additions, etc. So long as no Event of Default shall have occurred and be continuing, the Grantor shall have the right at any time and from time to time to make or cause to be made reasonable alterations of and additions to the Property or any part thereof, provided that any alteration or addition: (a) shall not change the general character or the use of the Property or reduce the fair market value thereof below its value immediately before such alteration or addition, or impair the usefulness of the Property; (b) is effected with due diligence, in a good and workmanlike manner and in compliance in all material respects with all Legal Requirements and Insurance Requirements; (c) subject to
Section 1.8 is promptly and fully paid for, or caused to be paid for, by the Grantor; and (d) is made, in case the estimated cost of such alteration or addition exceeds U.S. $1,000,000, under the supervision of a qualified architect or engineer or another professional.

      SECTION 1.13. Acquired Property Subject to Security Title/Security Interest. Subject to the Permitted Encumbrances and except as otherwise permitted by the Credit Agreement, all property at any time acquired by the Grantor and provided or required by this Deed to be or become subject to the security title and security interest hereof, whether such property is acquired by exchange, purchase, construction or otherwise, shall forthwith become subject to the security title and security interest of this Deed without further action on the part of the Grantor or the Grantee. The Grantor, at its expense, will execute and deliver to the Grantee (and will record and file as provided in Section 1.4) an instrument supplemental to this Deed reasonably satisfactory in substance and form to the Grantee, whenever such an instrument is necessary under applicable law to subject to the security title and security interest of this Deed all right, title and interest of the Grantor in and to all property provided or required by this Deed to be subject to the security title and security interest hereof.

      SECTION 1.14. Assignment of Rents, Proceeds, etc. The assignment, grant and conveyance of the Leases, Rents, Proceeds and other rents, income, proceeds and benefits of the Collateral contained in the granting clause of this Deed constitutes an absolute, present and irrevocable assignment, grant and conveyance, provided, however, that a revocable license is hereby given to the Grantor, so long as no Event of Default has occurred and be continuing hereunder, to collect, receive and apply such Rents, Proceeds and other rents, income, proceeds and benefits as they become due and payable, but not further in advance thereof than is customary, and in accordance with all of the other terms, conditions and provisions hereof, of the Loan Documents, and of the Leases, contracts, agreements and other instruments with respect to which such payments are made or such other benefits are conferred. Upon the occurrence and continuance of an Event of Default, such license shall terminate immediately and automatically, without notice to the Grantor or any other Person except as required by law, and shall not be reinstated upon a cure of such Event of Default without the express written consent of the Grantee. Such assignment shall be fully effective without any further action on the part of the Grantor or the Grantee and the Grantee shall be entitled, at its option, upon the occurrence and continuance of an Event of Default hereunder, to collect, receive and apply all Rents, Proceeds and all other rents, income, proceeds and benefits from the Collateral, including all right, title and interest of the Grantor in any escrowed sums or deposits or any portion thereof or interest therein, whether or not the Grantee takes possession of the Collateral or any part thereof. The Grantor further grants to the Grantee the right, at the Grantee's option, upon the occurrence and continuance of an Event of Default hereunder, to:

            (a) enter upon and take possession of the Property for the purpose of collecting Rents, Proceeds and said rents, income, proceeds and other benefits;

            (b) dispossess by the customary summary proceedings any tenant, purchaser or other Person defaulting in the payment of any amount when and as due and payable, or in the performance of any other obligation, under any Lease, contract or other instrument to which said Rents, Proceeds or other rents, income, proceeds or benefits relate;

            (c) let or convey the Collateral or any portion thereof or any interest therein; and

            (d) apply Rents, Proceeds and such rents, income, proceeds and other benefits, after the payment of all necessary fees, charges and expenses, on account of the Secured Obligations in accordance with Section 3.11.

      SECTION 1.15. No Claims Against the Grantee. Nothing contained in this Deed shall constitute any consent or request by the Grantee, express or implied, for the performance of any labor or the furnishing of any materials or other property in respect of the Property or any part thereof, or be construed to permit the making of any claim against the Grantee in respect of labor or services or the furnishing of any materials or other property or any claim that any lien based on the performance of such labor or the furnishing of any such materials or other property is prior to the security title and security interest of this Deed. ALL CONTRACTORS, SUBCONTRACTORS, VENDORS AND OTHER PERSONS DEALING WITH THE PROPERTY, OR WITH ANY PERSONS INTERESTED THEREIN, ARE HEREBY REQUIRED TO TAKE NOTICE OF THE PROVISIONS OF THIS SECTION.

      SECTION 1.16. Indemnification. The Grantor will protect, indemnify, save harmless and defend the Grantee, the Fixed Assets Lenders, and each of their respective officers, directors, shareholders, employees, representatives and agents (collectively, the "Indemnified Parties" and individually, an "Indemnified Party"), from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon or incurred by or asserted against any Indemnified Party by reason of (a) ownership of an interest in this Deed, any other Loan Document pertaining to the Fixed Assets Loans or the Property, (b) any accident, injury to or death of persons or loss of or damage to or loss of the use of property occurring on or about the Property or any part thereof or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways, (c) any use, non-use or condition of the Property or any part thereof or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways, (d) any failure on the part of the Grantor to perform or comply with any of the terms of this Deed or any Loan Document pertaining to the Fixed Assets Loans, (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof made or suffered to be made by or on behalf of the Grantor, (f) any negligence or tortious act on the part of the Grantor or any of its agents, contractors, lessees, licensees or invitees, (g) any work in connection with any alterations, changes, new construction or demolition of or additions to the Property, or (h) (i) any Hazardous Material on, in, under or affecting all or any portion of the Property, the groundwater, or any surrounding areas, (ii) any misrepresentation, inaccuracy or breach of any warranty, covenant or agreement contained or referred to in Sections 1.21 and 1.22, (iii) any violation or claim of violation by the Grantor of any Environmental Laws, or (iv) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of any Hazardous Material, except to the extent that any of the matters described in subsections (a)-(h) arise out of the gross negligence or willful misconduct of any Indemnified Party. If any action or proceeding be commenced, to which action or proceeding any Indemnified Party is made a party by reason of the execution of this Deed or any other Loan Document pertaining to the Fixed Assets Loans, or in which it becomes necessary to defend or uphold the lien of this Deed, all sums paid by the Indemnified Parties, for the expense of any litigation to prosecute or defend the rights and lien created hereby or otherwise, shall be paid by the Grantor to such Indemnified Parties, as the case may be, as hereinafter provided. The Grantor will pay and save the Indemnified Parties harmless against any and all liability with respect to any intangible personal property tax or similar imposition of the State or any subdivision or authority thereof now or hereafter in effect, to the extent that the same may be payable by the Indemnified Parties in respect of this Deed, any Loan Document pertaining to the Fixed Assets Loans or any Secured Obligation. All amounts payable to the Indemnified Parties under this Section 1.16 shall be deemed indebtedness secured by this Deed and any such amounts which are not paid within ten (10) days after written demand therefor by any Indemnified Party shall bear interest at the rate provided for in Section 3.2.2 of the Credit Agreement from the date of such demand. In case any action, suit or proceeding is brought against any Indemnified Party by reason of any such occurrence, the Grantor, upon request of such Indemnified Party, will, at the Grantor's expense, resist and defend such action, suit or proceeding or cause the same to be resisted or defended by counsel designated by the Grantor and approved by such Indemnified Party. The obligations of the Grantor under this Section 1.16 shall survive any cancellation and surrender of this Deed.

      SECTION 1.17. No Credit for Payment of Taxes. The Grantor shall not be entitled to any credit against the Secured Obligations by reason of the payment of any tax on the Property or any part thereof or by reason of the payment of any other Imposition, and shall not apply for or claim any deduction from the taxable value of the Property or any part thereof by reason of this Deed.

      SECTION 1.18.  Intentionally Omitted

      SECTION 1.19. No Transfer of the Property. Except as is provided in the Credit Agreement, and except for the Permitted Encumbrances, the Grantor shall not, without the prior written consent of the Grantee, which consent may be granted or withheld in the sole and absolute discretion of the Grantee (i) sell, convey, assign or otherwise transfer the Property or any portion of the Grantor's interest therein or (ii) further encumber the Property or permit the Property to become encumbered by any lien, claim, security title, security interest or other indebtedness of any kind or nature other than the Permitted Encumbrances.

      SECTION 1.20 Security Agreement. With respect to the items of personal property and fixtures referred to and described in the granting clause of this Deed and included as part of the Collateral, this Deed is hereby made and declared to be a security agreement encumbering each and every item of personal property and fixtures now or hereafter owned by Grantor and included herein as a part of the Collateral, in compliance with the provisions of the Uniform Commercial Code as enacted in the State. In this respect, Grantor, as "Debtor", expressly grants to Grantee, as "Secured Party", a security interest in and to all of the property now or hereafter owned by Grantor which constitutes the personal property and fixtures hereinabove referred to and described in this Deed, including all extensions, accessions, additions, improvements, betterments, renewals, replacements and substitutions thereof or thereto, and all proceeds from the sale or other disposition thereof. Grantor agrees to execute and deliver to Grantee, upon Grantee's request, any other security agreement and financing statements, as well as extensions, renewals, and amendments thereof, in such form as Grantee may reasonably require to perfect a security interest with respect to said items. Grantor shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements Grantee may reasonably require. Except as is provided in the Credit Agreement, and except for the Permitted Encumbrances, without the prior written consent of Grantee, Grantor shall not create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in the above-described personal property and fixtures, including any replacements and additions thereto. Upon the occurrence and continuance of an Event of Default under this Deed, the Grantee shall have and shall be entitled to exercise any and all of the rights and remedies (i) as prescribed in this Deed, or (ii) as prescribed by general law, or (iii) as prescribed by the specific statutory provisions now or hereafter enacted and specified in said Uniform Commercial Code, all at Grantee's sole election. Grantor and Grantee agree that the filing of any financing statements in the records normally having to do with personal property shall not in any way affect the agreement of Grantor and Grantee that everything located in, on or about, or used or intended to be used with or in connection with the use, operation or enjoyment of, the Collateral, which is described or reflected as a fixture in this Deed, is, and at all times and for all purposes and in all proceedings, both legal and equitable, shall be, regarded as part of the Real Estate conveyed hereby. Grantor warrants that Grantor's name, identity and address are as set forth herein. The mailing address of the Grantee from which information may be obtained concerning the security interest created herein is also set forth herein.

      SECTION 1.21. Representations and Warranties. In order to induce the Grantee to enter into this Deed, the Credit Agreement and the other Loan Documents pertaining to the Fixed Assets Loans, the Grantor agrees that all of the representations and warranties of Grantor set forth in the Credit Agreement are incorporated into this Deed by reference as if fully set forth herein.

      SECTION 1.22. Grantor's Covenants. In order to induce the Grantee to enter into this Deed, the Credit Agreement and the other Loan Documents, the Grantor agrees that all of the covenants of Grantor set forth in the Credit Agreement are incorporated into this Deed by reference as if fully set forth herein.

      SECTION 1.23. Attornment. Grantee hereby acknowledges and agrees that the security title and security interest granted herein are subject to the rights of certain lessees under the Leases as disclosed in the Credit Agreement and will be subject to the rights of lessees under any Leases entered into by Grantor after the date hereof which are permitted as Permitted Real Estate Liens pursuant to the Credit Agreement, subject to the express rights contained in the applicable Lease. The rights of the tenants under the Leases to the leased premises shall not be adversely affected by the exercise by Grantee of any of its rights hereunder, nor shall any such tenant be in any way deprived of its rights under the applicable Lease except in accordance with the terms of such Lease. In the event that Grantee succeeds to the interest of Grantor under a Lease, such Lease shall not be terminated or affected thereby except as set forth therein, and any sale of the applicable leased premises by Grantee or pursuant to the judgment of any court in an action to enforce the remedies provided for in this Deed shall be made subject to such Lease and the rights of such tenant expressly set forth thereunder. If Grantee succeeds to the interests of Grantor in and to the applicable leased premises or under such Lease or enters into possession of such leased premises, the Grantee, and such tenants, shall be bound to each other under all of the express terms, covenants and conditions of such Lease, as if the Grantee was originally the Grantor as lessor thereunder.

                                   ARTICLE II

                 INSURANCE; DAMAGE, DESTRUCTION OR TAKING, ETC.

      SECTION 2.1. Insurance.

      SECTION 2.1.1. Risks to be Insured. The Grantor will, at its expense, maintain or cause to be maintained with insurance carriers approved by the Grantee (a) insurance with respect to the Improvements against loss or damage by fire, lightning and such other risks as are included in standard "all-risk" policies, in amounts sufficient to prevent the Grantor and the Grantee from becoming a co-insurer of any partial loss under the applicable policies, but in any event in amounts not less than the then full insurable value (actual replacement value) of the Improvements, as determined by the Grantor in accordance with generally accepted insurance practice and approved by the Grantee or, at the request of the Grantee, as determined at the Grantor's expense by the insurer or insurers or by an expert approved by the Grantee, (b) comprehensive public liability, including bodily injury and product liability and property damage, insurance, with personal injury endorsements, applicable to the Property in such amounts as are customarily carried by Persons operating similar properties in the same general locality, but in any event with a combined single limit of not less than Twenty Million Dollars ($20,000,000) per occurrence, (c) explosion insurance in respect of any steam and pressure boilers and similar apparatus located in the Property in such amounts as are usually carried by persons operating similar properties in the same general locality, but in any event in an amount not less than Twenty Million Dollars ($20,000,000), (d) business interruption insurance (including added expense coverage) against all insurable perils for a period of not fewer than twelve
(12) months (subject to a reasonable aggregate deductible not exceeding ten (10) days per any occurrence), (e) worker's compensation insurance to the full extent required by applicable law for all employees of the Grantor engaged in any work on or about the Property and employer's liability insurance with a limit of not less than Ten Million Dollars ($10,000,000) for each occurrence, (f) all-risk, builders' risk insurance with respect to the Property during any period during which there is any construction work being performed, against loss or damage by fire or other risks, including vandalism, malicious mischief and sprinkler leakage, as are included in so-called "extended coverage" clauses at the time available and (g) such other insurance with respect to the Property in such amounts and against such insurable hazards as the Grantee from time to time may reasonably require by written notice to the Grantor.

      SECTION 2.1.2. Policy Provisions. All insurance maintained by the Grantor pursuant to Section 2.1.1 shall (a) (except for worker's compensation insurance) list the Grantee as an additional insured as its interests may appear, (b) (except for worker's compensation and public liability insurance) provide that the proceeds for any losses shall be adjusted by the Grantor subject to the approval of the Grantee in the event the proceeds shall exceed $1,000,000, and shall be payable to the Grantee, to be held and applied as provided in Section 2.3, (c) include effective waivers by the insurer of all rights of subrogation against any named insured, the indebtedness secured by this Deed and the Property and all claims for insurance premiums against the Grantee, (d) (except for worker's compensation and public liability insurance) provide that any losses shall be payable notwithstanding (i) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (ii) the occupation or use of the Property for purposes more hazardous than permitted by the terms thereof, (iii) any foreclosure or other action or proceeding taken by the Grantee pursuant to any provision of this Deed, or (iv) any change in title or ownership of the Property, (e) provide that no cancellation, reduction in amount or material change in coverage thereof or any portion thereof shall be effective until at least thirty (30) days after receipt by the Grantee of written notice thereof,
(f) provide that any notice under such policies shall be simultaneously delivered to the Grantee, and (g) be satisfactory in all other reasonable respects to the Grantee. Any insurance maintained pursuant to this Section 2.1 may be evidenced by blanket insurance policies covering the Property and other properties or assets of the Grantor, provided that any such policy shall specify the portion, if less than all, of the total coverage of such policy that is allocated to the Property and shall in all other respects comply with the requirements of this Section 2.1.

      SECTION 2.1.3. Delivery of Policies, etc. The Grantor will deliver to the Grantee, promptly upon request, (a) certificates of all policies evidencing all insurance required to be maintained under Section 2.1.1 (or, in the case of blanket policies, certificates thereof by the insurers together with a counterpart of each blanket policy), and (b) evidence as to the payment of all premiums due thereon (with respect to public liability insurance policies, all installments for the current year due thereon to such date), provided that the Grantee shall not be deemed by reason of its custody of such policies to have knowledge of the contents thereof. The Grantor will also deliver to the Grantee prior to the expiration of any policy a binder or certificate of the insurer evidencing the replacement thereof and when the new policy is issued a certificate of the new policy (or, in the case of a replacement blanket policy, a certificate thereof of the insurer together with a counterpart of the blanket policy). In the event the Grantor shall fail to effect or maintain any insurance required to be effected or maintained pursuant to the provisions of this Section 2.1, the Grantor will indemnify the Grantee against damage, loss or liability resulting from all risks for which such insurance should have been effected or maintained.

      SECTION 2.1.4. Separate Insurance. The Grantor will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 2.1.

      SECTION 2.2. Damage, Destruction or Taking; Grantor to Give Notice; Assignment of Awards. In case of

            (a) any material damage to or destruction of the Collateral or any material part thereof, or

            (b) any taking, whether for permanent or temporary use, of all or any material part of the Collateral or any material interest therein or material right accruing thereto, as the result of the exercise of the right of condemnation or eminent domain, or a change of grade affecting the Collateral or any portion thereof (a "Taking"), or the commencement of any proceedings or negotiations which may result in a Taking, the Grantor will promptly give written notice thereof to the Grantee, generally describing the nature and extent of such damage or destruction and the Grantor's best estimate of the cost of restoring the Collateral, or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom, as the case may be. The Grantee shall be entitled to all insurance proceeds payable on account of such damage or destruction and to all awards or payments allocable to the Collateral on account of such Taking up to the amount of the Secured Obligations, and the Grantor hereby irrevocably assigns, transfers and sets over to the Grantee all rights of the Grantor to any such proceeds, awards or payments and irrevocably authorizes and empowers the Grantee, at its option, in the name of the Grantor or otherwise, to file and prosecute what would otherwise be the Grantor's claim for any such proceeds, award or payment and to collect, receipt for and retain the same for disposition in accordance with Section 2.3. The Grantor will pay all reasonable costs and expenses incurred by the Grantee in connection with any such damage, destruction or Taking and seeking and obtaining any insurance proceeds, awards or payments in respect thereof.

      SECTION 2.3. Application of Proceeds and Awards. The Grantee may, at its option, apply all amounts recovered under any insurance policy required to be maintained by the Grantor hereunder and all awards received by it on account of any Taking in any one or more of the following ways:

            (a) to the payment of the reasonable costs and expenses incurred by the Grantee in obtaining any such insurance proceeds or awards, including the fees and expenses of attorneys and insurance and other experts and consultants, the costs of litigation, arbitration, mediation, investigations and other judicial, administrative or other proceedings and all other out-of-pocket expenses;

            (b) to the payment of the principal of the Fixed Asset Loans and any interest (including post-petition interest payable in any proceedings for bankruptcy under applicable law ("Post-Petition Interest") to the extent such interest is a Secured Obligation) accrued and unpaid thereon, without regard to whether any portion or all of such amounts shall be matured or unmatured; and, in case such amount shall be insufficient to pay in full all such amounts, then such amount shall be applied, first, to the payment of all amounts of interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued on the Fixed Asset Loans and unpaid, second, to the payment of all amounts of principal at the time outstanding;

            (c) to the payment of, or the application to, any Secured Obligation (other than as provided in clause (b) above);

            (d) to fulfill any of the other covenants contained herein, in the Credit Agreement pertaining to the Fixed Assets Loans, or in any other Loan Document pertaining to the Fixed Assets Loans, as the Grantee may determine in its sole discretion;

            (e) to the Grantor for application to the cost of restoring the Collateral and the replacement of Goods destroyed, damaged or taken; or

            (f) to the Grantor.

      Notwithstanding the foregoing provisions of this Section 2.3 to the contrary (but subject to the provisions of Section 2.4), and if each of the following conditions is satisfied, the Grantee, upon request of the Grantor, shall apply insurance proceeds or condemnation awards received by it to the restoration or replacement of the Collateral, to the extent necessary for the restoration or replacement thereof:

                  (i)  there shall then exist no uncured Event of Default;

                  (ii) the Grantor shall furnish to the Grantee a certificate of an architect or engineer reasonably acceptable to the Grantee stating (x) that the Collateral is capable of being restored, prior to the maturity of the Credit Agreement, to substantially the same condition as existed prior to the casualty or Taking, (y) the aggregate estimated direct and indirect costs of such restoration and (z) as to any Taking, that the property taken in such Taking, or sold under threat thereof, is not necessary to the Grantor's customary use or occupancy of the Property or Grantor otherwise provides Grantee adequate assurance that the Collateral can be restored or is not necessary to Grantor's customary use or occupancy of the Property; and

                  (iii) in the event that the estimated cost of restoration set forth in the certificate of such architect or engineer (and such revisions to such estimate as are from time to time made) exceeds the net insurance proceeds or condemnation awards actually received from time to time, the Grantor shall deposit the amount of such excess with the Grantee.

      In the event that such insurance proceeds or condemnation awards are to be utilized in the restoration of the Collateral, the Grantee shall disburse such Proceeds and the additional amounts deposited by the Grantor for such restoration after receipt of a written request for disbursement, on not fewer than five (5) nor more than twelve (12) Business Days notice and, to the extent applicable, in accordance with the Grantee's customary construction loan procedures and conditions. In the event that such insurance or condemnation awards are to be utilized to replace the Collateral so destroyed or taken, the Grantee shall disburse such Proceeds after receipt of a written request for disbursement, on not fewer than five (5) Business Days nor more than twelve (12) Business Days notice simultaneously with the acquisition of such replacement property by the Grantor. In the event that, after the restoration or replacement of the Collateral, any insurance or condemnation awards shall remain, such amount shall be paid to the Grantor. Insurance proceeds and condemnation awards shall be invested in the manner reasonably requested by the Grantor and approved by the Grantee, and all interest earned thereon shall be applied as provided in this Section 2.3. If, prior to the receipt by the Grantee of such insurance proceeds or condemnation awards, the Collateral shall have been sold on foreclosure, the Grantee shall have the right to receive said insurance proceeds or condemnation awards to the extent of any deficiency found to be due upon such sale, with legal interest thereon, whether or not a deficiency judgment shall have been sought or recovered or denied, and the reasonable attorneys' fees, costs and disbursements incurred by the Grantee in connection with the collection of such award or payment.

      SECTION 2.4. Total Taking and Total Destruction. In the event of a Total Destruction or a Total Taking, the Grantee shall apply all amounts recovered under any insurance policy referred to in Section 2.1.1 and all awards received by it on account of any such Taking as follows:

            (a) first, to the payment of the reasonable costs and expenses incurred by the Grantee in obtaining any such insurance proceeds or awards, including the fees and expenses of attorneys and insurance and other experts and consultants, the costs of litigation, arbitration, mediation, investigations and other judicial, administrative or other proceedings and all other out-of-pocket expenses;

            (b) second, to the payment of the principal of the Fixed Assets Loans and any interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued and unpaid thereon, without regard to whether any portion or all of such amounts shall be matured or unmatured; and, in case such amount shall be insufficient to pay in full all such amounts, then such amount shall be applied, first, to the payment of all amounts of interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) accrued on the Fixed Assets Loans and unpaid, and second, to the payment of all amounts of principal at the time outstanding;

            (c) third, to the payment of, or the application to, any Secured Obligation (other than as provided in clause (b) above);

            (d) fourth, to fulfill any of the other covenants contained herein as the Grantee may determine; and

            (e) fifth, the balance, if any, to the Grantor.


                                   ARTICLE III

                        EVENTS OF DEFAULT; REMEDIES, ETC.

      SECTION 3.1. Events of Default; Acceleration. If an "Event of Default" (pursuant to and as defined in the Credit Agreement) shall have occurred and be continuing, then and in any such event the Grantee may at any time thereafter (unless all Events of Default shall theretofore have been remedied and all costs and expenses, including, without limitation, attorneys' fees and expenses incurred by or on behalf of the Grantee, shall have been paid in full by the Grantor) declare, by written notice to the Grantor, the Fixed Assets Loans and all other Secured Obligations to be due and payable immediately or on a date specified in such notice (provided that, upon the occurrence of any Event of Default described in Section 8.1.9 of the Credit Agreement, the Fixed Assets Loans and all other Secured Obligations shall automatically become due and payable), and on such date the same shall be and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which the Grantor hereby waives. The Grantor will pay on demand all costs and expenses, including, without limitation, attorneys' fees and expenses, incurred by or on behalf of the Grantee in enforcing this Deed, or any other Loan Document evidencing or securing the Fixed Assets Loans, or occasioned by any default hereunder or thereunder.

      SECTION 3.2. Legal Proceedings; Judicial Foreclosure. If an Event of Default shall have occurred and be continuing, the Grantee at any time may, at its election, proceed at law or in equity or otherwise to enforce the payment and performance of the Secured Obligations in accordance with the terms hereof and thereof and to foreclose the security title of this Deed as against all or any part of the Collateral and to have the same sold under the judgment or decree of a court of competent jurisdiction. The Grantee shall be entitled to recover in such proceedings all costs incident thereto, including attorneys' fees and expenses in such amounts as may be fixed by the court.

      SECTION 3.3. Power of Sale. If an Event of Default shall have occurred and be continuing, Grantee, at its option, may sell the Collateral or any part of the Collateral at one or more public sale or sales before the door of the courthouse of the county in which the Land or any part of the Land is situated, to the highest bidder for cash, in order to pay the Secured Obligations, and all expenses of sale and of all proceedings in connection therewith, including attorney's fees, after advertising the time, place and terms of sale once a week for four (4) weeks immediately preceding such sale (but without regard to the number of days) in a newspaper in which Sheriff's sales are advertised in said county. At any such public sale, Grantee may execute and deliver to the purchaser a conveyance of the Collateral or any part of the Collateral, and to this end, Grantor hereby constitutes and appoints Grantee the agent and attorney-in-fact of Grantor to make such sale and conveyance, and thereby to divest Grantor of all right, title and equity that Grantor may have in and to the Collateral and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Grantor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, are granted as cumulative of the other remedies provided hereby or by law for collection of the Secured Obligations and shall not be exhausted by one exercise thereof but may be exercised until full payment of all of the Secured Obligations. In the event of any sale under this Deed by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Collateral may be sold as an entirety or in separate parcels and in such manner or order as Grantee in its sole discretion may elect. One or more exercises of the powers herein granted shall not extinguish nor exhaust such powers, until the entire Collateral is sold or the Secured Obligations paid in full. If the Secured Obligations are now or hereafter further secured by any chattel mortgages, pledges, contracts of guaranty, assignments of lease or other security instruments, Grantee may at its option exhaust the remedies granted under any of said security instruments either concurrently or independently, and in such order as Grantee may determine. Upon any public foreclosure sale or sales of all or any portion of the Collateral under the power herein granted, Grantee may bid for and purchase the Collateral and shall be entitled to apply all or any part of the Secured Obligations as a credit to the purchase price. In the event of any such public foreclosure sale or sales under the power herein granted, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.

      SECTION 3.4. Uniform Commercial Code Remedies. If an Event of Default shall have occurred and be continuing, the Grantee may exercise from time to time and at any time any rights and remedies available to it under applicable law upon default in the payment of indebtedness, including, without limitation, any right or remedy available to it as a secured party under the Uniform Commercial Code of the State. The Grantor shall, promptly upon request by the Grantee, assemble the Collateral, or any portion thereof generally described in such request, and make it available to the Grantee at such place or places designated by the Grantee and reasonably convenient to the Grantee or the Grantor. If the Grantee elects to proceed under the Uniform Commercial Code of the State to dispose of portions of the Collateral, the Grantee, at its option, may give the Grantor notice of the time and place of any public sale of any such property, or of the date after which any private sale or other disposition thereof is to be made, by sending notice by registered or certified first class mail, postage prepaid, to the Grantor at least ten (10) days before the time of the sale or other disposition. If any notice of any proposed sale, assignment or transfer by the Grantee of any portion of the Collateral or any interest therein is required by law, the Grantor conclusively agrees that ten (10) days notice to the Grantor of the date, time and place (and, in the case of a private sale, the terms) thereof is reasonable.

      SECTION 3.5. Grantee Authorized to Execute Deeds, etc. The Grantor irrevocably appoints the Grantee (which appointment is coupled with an interest and is irrevocable by death or otherwise) the true and lawful attorney-in-fact of the Grantor, in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement hereof, whether pursuant to power of sale, foreclosure or otherwise, to execute and deliver all such deeds, bills of sale, assignments, releases and other instruments as may be designated in any such request.

      SECTION 3.6. Purchase of Collateral by Grantee. The Grantee may be a purchaser of the Collateral or of any part thereof or of any interest therein at any public sale thereof, whether pursuant to power of sale, foreclosure or otherwise, and the Grantee may apply upon the purchase price thereof the indebtedness secured hereby owing to the Grantee. Such purchaser shall, upon any such purchase, acquire good title to the properties so purchased, free of the security interest and security title of this Deed and free of all rights of redemption in the Grantor.

      SECTION 3.7. Receipt a Sufficient Discharge to Purchaser. Upon any sale of the Collateral or any part thereof or any interest therein, whether pursuant to power of sale, foreclosure or otherwise, the receipt of the Grantee or the officer making the sale under judicial proceedings shall be a sufficient discharge to the purchaser for the purchase money, and such purchaser shall not be obliged to see to the application thereof.

      SECTION 3.8. Waiver of Appraisement, Valuation, etc. The Grantor hereby waives, to the fullest extent it may lawfully do so, the benefit of all appraisement, valuation, stay, extension and redemption laws now or hereafter in force and all rights of marshaling in the event of any sale of the Collateral or any part thereof or any interest therein.

      SECTION 3.9. Sale a Bar Against Grantor. Any sale of the Collateral or any part thereof or any interest therein under or by virtue of this Deed, whether pursuant to power of sale, foreclosure or otherwise, shall forever be a bar against the Grantor.

      SECTION 3.10. Secured Obligations to Become Due on Sale. Except as otherwise provided in the Credit Agreement, upon any sale of the Collateral or any portion thereof or interest therein by virtue of the exercise of any remedy by the Grantee under or by virtue of this Deed, whether pursuant to power of sale, foreclosure or otherwise in accordance with this Deed or by virtue of any other remedy available at law or in equity or by statute or otherwise, at the option of the Grantee, any sums or monies due and payable pursuant to the Credit Agreement pertaining to the Fixed Assets Loans, the Loan Documents pertaining to the Fixed Assets Loans and in connection with the Fixed Assets Loans and/or the Secured Obligations shall, if not previously declared due and payable, immediately become due and payable, together with interest accrued thereon, and all other indebtedness which this Deed by its terms secures.

      SECTION 3.11. Application of Proceeds of Sale and Other Moneys. Except as otherwise provided in the Credit Agreement or herein, the proceeds of any sale of the Collateral or any part thereof or any interest therein under or by virtue of this Deed, whether pursuant to power of sale, foreclosure or otherwise, and all other moneys at any time held by the Grantee as part of the Collateral, shall be applied in such order of priority as the Grantee shall determine in its sole and absolute discretion including, without limitation, as follows:

            (a) first, to the payment of the reasonable costs and expenses of such sale (including, without limitation, the cost of evidence of title and the costs and expenses, if any, of taking possession of, retaining custody over, repairing, managing, operating, maintaining and preserving the Collateral or any part thereof prior to such sale), all reasonable costs and expenses incurred by the Grantee or any other Person in obtaining or collecting any insurance proceeds, condemnation awards or other amounts received by the Grantee, all reasonable costs and expenses of any receiver of the Collateral or any part thereof, and any Impositions or other charges or expenses prior to the security interest or security title of this Deed, which the Grantee may consider it necessary or desirable to pay;

            (b) second, to the payment of any Secured Obligation (other than those set forth in Section 3.11(c) below);

            (c) third, to the payment of all amounts of principal of and interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) at the time due and payable under the Credit Agreement pertaining to the Fixed Assets Loans at the time outstanding (whether due by reason of maturity or by reason of any prepayment requirement or by declaration or acceleration or otherwise), including interest at the rate provided for in the Credit Agreement on any overdue principal and (to the extent permitted under applicable law) on any overdue interest; and, in case such moneys shall be insufficient to pay in full such principal and interest, then, first, to the payment of all amounts of interest (including Post-Petition Interest to the extent such interest is a Secured Obligation) at the time due and payable and, second, to the payment of all amounts of principal at the time due and payable under the Fixed Assets Loans; and

            (d) fourth, the balance, if any, held by the Grantee after payment in full of all amounts referred to in subdivisions Sections 3.11(a), (b) and (c) above, shall, unless a court of competent jurisdiction may otherwise direct by final order not subject to appeal, be paid to or upon the direction of the Grantor.

      SECTION 3.12. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, the Grantee shall, as a matter of right, without notice, and without regard to the adequacy of any security for the indebtedness secured hereby or the solvency of the Grantor, be entitled to the appointment of a receiver for all or any part of the Collateral, whether such receivership be incidental to a proposed sale of the Collateral or otherwise, and the Grantor hereby consents to the appointment of such a receiver and will not oppose any such appointment.

      SECTION 3.13. Possession, Management and Income. If an Event of Default shall have occurred and be continuing, in addition to, and not in limitation of, the rights and remedies provided in Section 1.14, the Grantee, upon five (5) days written notice to the Grantor, may enter upon and take possession of the Collateral or any part thereof by force, summary proceeding, ejectment or otherwise and may remove the Grantor and all other Persons and any and all property therefrom and may hold, operate, maintain, repair, preserve and manage the same and receive all earnings, income, Rents, issues and Proceeds accruing with respect thereto or any part thereof. The Grantee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management, except that any amounts so received by the Grantee shall be applied to pay all costs and expenses of so entering upon, taking possession of, holding, operating, maintaining, repairing, preserving and managing the Collateral or any part thereof, and any Impositions or other charges prior to the security title and security interest of this Deed which the Grantee may consider it necessary or desirable to pay, and any balance of such amounts shall be applied as provided in Section 3.11.

      SECTION 3.14. Right of Grantee to Perform Grantor's Covenants, etc. If the Grantor shall fail to make any payment or perform any act required to be made or performed hereunder or under the Credit Agreement pertaining to the Fixed Assets Loans or any other Loan Document pertaining to the Fixed Assets Loans, the Grantee, without notice to or demand upon the Grantor and without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Grantor, and may enter upon the Collateral for such purpose and take all such action thereon as, in the Grantee's opinion, may be necessary or appropriate therefor. No such entry and no such action shall be deemed an eviction of any lessee of the Property or any part thereof. All sums so paid by the Grantee and all costs and expenses (including, without limitation, attorneys' fees and expenses) so incurred, together with interest thereon at the rate provided for in Section 3.2.2 of the Credit Agreement from the date of payment or incurring, shall constitute additional indebtedness under the Credit Agreement secured by this Deed and shall be paid by the Grantor to the Grantee on demand.

      SECTION 3.15. Subrogation. To the extent that the Grantee, on or after the date hereof, pays any sum due under any provision of any Legal Requirement or any instrument creating any lien or security title prior or superior to the lien or security title of this Deed, or the Grantor or any other Person pays any such sum with the proceeds of the Fixed Assets Loans, the Grantee shall have and be entitled to a lien or security title on the Collateral equal in priority to the lien or security title discharged, and the Grantee shall be subrogated to, and receive and enjoy all rights and liens or security titles possessed, held or enjoyed by, the holder of such lien or security title, which shall remain in existence and benefit the Grantee in securing the Secured Obligations.

      SECTION 3.16. Remedies, etc., Cumulative. Each right, power and remedy of the Grantee provided for in this Deed, the Credit Agreement or any other Loan Document pertaining to the Fixed Assets Loans, or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Deed, the Credit Agreement or any other Loan Document pertaining to the Fixed Assets Loans, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Grantee of any one or more of the rights, powers or remedies provided for in this Deed, the Credit Agreement, or any other Loan Document pertaining to the Fixed Assets Loans, or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Grantee of any or all such other rights, powers or remedies.

      SECTION 3.17. Provisions Subject to Applicable Law. All rights, powers and remedies provided in this Deed may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Deed invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Deed or any application thereof shall be invalid or unenforceable, the remainder of this Deed and any other application of such term shall not be affected thereby.

      SECTION 3.18. No Waiver, etc. No failure by the Grantee to insist upon the strict performance of any term hereof or of the Credit Agreement, or of any other Loan Document, or to exercise any right, power or remedy consequent upon a breach hereof or thereof, shall constitute a waiver of any such term or of any such breach. No waiver of any breach shall affect or alter this Deed, which shall continue in full force and effect with respect to any other then existing or subsequent breach. By accepting payment or performance of any amount or other Secured Obligations secured hereby before or after its due date, the Grantee shall not be deemed to have waived its right either to require prompt payment or performance when due of all other amounts and Secured Obligations payable hereunder or to declare a default for failure to effect such prompt payment.

      SECTION 3.19. Compromise of Actions, etc. Any action, suit or proceeding brought by the Grantee pursuant to any of the terms of this Deed, the Credit Agreement pertaining to the Fixed Assets Loans, any other Loan Document pertaining to the Fixed Assets Loans, or otherwise, and any claim made by the Grantee hereunder or thereunder, may be compromised, withdrawn or otherwise dealt with by the Grantee without any notice to or approval of the Grantor.

      SECTION 3.20 Foreclosure - Authority Lease. If action is brought to foreclose this Deed, the rents, income and profits issuing from the Land and the Improvements shall be collected either through a receiver appointed by the court after notice of application for such appointment has been given to the Lessor under the Authority Lease or by Grantee. Notwithstanding anything to the contrary contained in this Deed, all such money collected shall be first applied for the payment of the rent due and owing under the Authority Lease or to become due and owing to the Lessor under the Authority Lease, then for any ad valorem taxes, insurance premiums or other charges due and payable under the Authority Lease and for all other maintenance and operating charges and disbursements incurred in connection with the operation and maintenance of the Land and the Improvements. The balance of such monies shall be applied pursuant to the terms of this Deed.

                                   ARTICLE IV

                                   DEFINITIONS

      SECTION 4.1. Terms Defined in this Deed. When used herein the following terms have the following meanings:

      "Borrowers" shall have the meaning set forth in the second recital.

      "Collateral" shall have the meaning set forth in the granting clause.

      "Contracts" shall have the meaning set forth in clause (h) of the granting clause.

      "Credit Agreement" shall have the meaning set forth in the second recital.

      "Credit Extensions" shall have the meaning set forth in the the second recital.

      "Default" means any Event of Default or any condition or event which, after notice or lapse of time, or both, would constitute an Event of Default.

      "Goods" shall have the meaning set forth in clause (c) of the granting clause.

      "herein", "hereof", "hereto", and "hereunder" and similar terms refer to this Deed and not to any particular Section, paragraph or provision of this Deed.

      "Impositions" shall have the meaning set forth in Section 1.5.

      "Improvements" shall have the meaning set forth in clause (b) of the granting clause.

      "Indemnified Parties" shall have the meaning set forth in Section 1.16.

      "Insurance Requirements" shall have the meaning set forth in paragraph
(a) of Section 1.6.

      "Land" shall have the meaning set forth in the first recital.

      "Leases" shall have the meaning set forth in clause (e) of the granting clause.

      "Legal Requirements" shall have the meaning set forth in paragraph (b) of Section 1.6.

      "Deed" shall have the meaning set forth in the preamble.

      "Grantee" shall have the meaning set forth in the preamble.

      "Grantor" shall have the meaning set forth in the preamble.

      "Permits" shall have the meaning set forth in clause (g) of the granting clause.

      "Permitted Encumbrances" shall have the meaning set forth in Section 1.2.

      "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency or officer.

      "Plans" shall have the meaning set forth in clause (f) of the granting clause.

      "Post-Petition Interest" shall have the meaning set forth in Section 2.3.

      "Proceeds" shall have the meaning set forth in clause (k) of the granting clause.

      "Property" shall have the meaning set forth in clause (b) of the granting clause.

      "Real Estate" shall have the meaning set forth in clause (a) of the granting clause.

      "Rents" shall have the meaning set forth in clause (j) of the granting clause.

      "Secured Obligations" means the Fixed Assets Obligations and all Obligations with respect to the Fixed Assets Loans now or hereafter existing under the Credit Agreement or any Loan Document pertaining to the Fixed Assets Loans, and all obligations (monetary or otherwise) arising under or in connection with the Fixed Assets Notes or the Fixed Assets Loans, whether for principal, interest, costs, fees, expenses or otherwise and all other Fixed Assets Obligations, all advances, if any, made by Grantee pursuant to the terms of this Deed, and all duties and obligations of Grantor under this Deed.

      "State" means the State of Georgia.

      "Total Destruction" means any damage to or destruction of the Improvements or any part thereof which, in the reasonable estimation of the Grantee shall require the expenditure of an amount in excess of Ten Million Dollars ($10,000,000) to restore the Improvements to substantially the same condition of the Improvements immediately prior to such damage or destruction.

      "Total Taking" means a Taking, whether permanent or for temporary use, which, in the reasonable judgment of the Grantee, shall substantially interfere with and adversely affect the normal operation of the Property by the Grantor to such an extent as would reasonably be anticipated to cause a Material Adverse Effect.

      SECTION 4.2. Use of Defined Terms. Terms for which meanings are provided in this Deed shall, unless otherwise defined or the context otherwise requires, have such meanings when used in any certificate and any opinion, notice or other communication delivered from time to time in connection with this Deed or pursuant hereto.

      SECTION 4.3. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Deed, including its preamble and recitals, have the meanings provided in the Credit Agreement.


                                    ARTICLE V

                                  MISCELLANEOUS

      SECTION 5.1.  Further Assurances; Financing Statements.

      SECTION 5.1.1. Further Assurances. The Grantor, at its expense, will execute, acknowledge and deliver all such instruments and take all such other action as the Grantee from time to time may reasonably request:

            (a) to better subject to the security title and security interest of this Deed all or any portion of the Collateral,

            (b) to perfect, publish notice or protect the validity of the security title and security interest of this Deed,

            (c) to preserve and defend the title to the Collateral and the rights of the Grantee therein against the claims of all Persons as long as this Deed shall remain undischarged,

            (d) to better subject to the security title and security interest of this Deed or to maintain or preserve the security title and security interest of this Deed with respect to any replacement or substitution for any Collateral or any other after-acquired property except as provided in the Credit Agreement, or

            (e) in order to further effectuate the purposes of this Deed and to carry out the terms hereof and to better assure and confirm to the Grantee its rights, powers and remedies hereunder.

      SECTION 5.1.2. Financing Statements. Notwithstanding any other provision of this Deed, the Grantor hereby agrees that, without notice to or the consent of the Grantor, the Grantee may file with the appropriate public officials such financing statements, continuation statements, amendments and similar documents as are or may become necessary to perfect, preserve or protect the security interest granted by this Deed.

      SECTION 5.2. Additional Security. Without notice to or consent of the Grantor, and without impairment of the security interest and security title and rights created by this Deed, the Grantee and the Lenders may accept from the Grantor or any other Person additional security for the Secured Obligations. Neither the giving of this Deed nor the acceptance of any such additional security shall prevent the Grantee from resorting, first, to such additional security, or, first, to the security created by this Deed, or concurrently to both, in any case without affecting the Grantee's security title and rights under this Deed.

      SECTION 5.3.  Satisfaction; Partial Release, etc.

      SECTION 5.3.1. Satisfaction. If the Fixed Assets Loans and all other amounts owing pursuant to the Credit Agreement pertaining to the Fixed Assets Loans and the other Loan Documents pertaining to the Fixed Assets Loans shall be repaid in full in accordance with the terms thereof, and if the Grantor shall pay, in full, the principal of and premium, if any, and interest on the Secured Obligations in accordance with the terms thereof and hereof and all other sums payable hereunder by the Grantor and shall comply with all the terms, conditions and requirements hereof and of the Secured Obligations, or otherwise as may be provided in the Credit Agreement, then on such date, the Grantee shall, upon the request of the Grantor and at the Grantor's sole cost and expense, execute and deliver such instruments, in form and substance reasonably satisfactory to the Grantee, as may be necessary to effectively cancel and surrender this Deed; provided, however, this Deed secures a revolving credit facility pursuant to the Credit Agreement and there may be repayment and disbursements of principal from time to time as provided in the Credit Agreement. It is expressly agreed that the outstanding principal balance of the Secured Obligations may, from time to time, be reduced to a zero balance without such repayment operating to extinguish and release the security title and security interest created by this Deed. This Deed shall remain in full force and effect as to any subsequent future advances made after the zero balance without loss of priority until the Secured Obligations have been paid in full and satisfied and all agreements between Grantee and Grantor for further advances pursuant to the Credit Agreement have been terminated and this Deed is cancelled of record. To the extent it can legally do so, Grantor hereby waives the operation of any applicable statute, law or regulation having a contrary effect.

      SECTION 5.3.2. Partial Release, etc. The Grantee may, at any time and from time to time, without liability therefor, and without prior notice to the Grantor, release or reconvey any part of the Collateral, consent to the making of any map or plat of the Property, join in granting any easement thereon or join in any extension agreement or agreement subordinating the security title and security interest of this Deed.

      SECTION 5.4. Notices, etc. All notices and other communications provided to any of the parties hereto shall be in writing and addressed, delivered or transmitted to such party as set forth in the Credit Agreement.

      SECTION 5.5. Waivers, Amendments, etc. The provisions of this Deed may be amended, discharged or terminated and the observance or performance of any provision of this Deed may be waived, either generally or in a particular instance and either retroactively or prospectively, only by an instrument in writing executed by the Grantor and the Grantee.

      SECTION 5.6. Cross-References. References in this Deed and in each instrument executed pursuant hereto to any Section or Article are, unless otherwise specified, to such Section or Article of this Deed or such instrument, as the case may be, and references in any Section, Article or definition to any clause are, unless otherwise specified, to such clause of such Section, Article or definition.

      SECTION 5.7. Headings. The various headings of this Deed and of each instrument executed pursuant hereto are inserted for convenience only and shall not affect the meaning or interpretation of this Deed or such instrument or any provisions hereof or thereof.

      SECTION 5.8. Currency. Unless otherwise expressly stated, all references to any currency or money, or any dollar amount, or amounts denominated in "Dollars" herein will be deemed to refer to the lawful currency of the United States.

      SECTION 5.9. Governing Law. THIS DEED SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE.

      SECTION 5.10. Successors and Assigns, etc. This Deed shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, successors-in-title and assigns.

      SECTION 5.11.  Waiver of Jury Trial; Submission to Jurisdiction.

            (a) EACH OF THE GRANTOR AND THE GRANTEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEED, THE CREDIT AGREEMENT, ANY LOAN DOCUMENT OR ANY OTHER RELATED INSTRUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE GRANTOR OR THE GRANTEE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE GRANTEE AND THE FIXED ASSETS LENDERS TO ENTER INTO THE TRANSACTIONS PROVIDED FOR IN THE CREDIT AGREEMENT AND TO MAKE THE FIXED ASSETS LOANS.

            (b) FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INVOLVING THIS DEED, THE CREDIT AGREEMENT AS PERTAINS TO THE FIXED ASSETS LOANS OR ANY OTHER LOAN DOCUMENT AS PERTAINS TO THE FIXED ASSETS LOANS, THE GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS LOCATED IN THE STATE AND CONSENTS THAT IT MAY BE SERVED WITH ANY PROCESS OR PAPER BY REGISTERED MAIL OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE IN ACCORDANCE WITH APPLICABLE LAW, PROVIDED A REASONABLE TIME FOR APPEARANCE IS ALLOWED. THE GRANTOR AND GRANTEE EACH EXPRESSLY WAIVES, TO THE EXTENT IT MAY LAWFULLY DO SO, ANY OBJECTION, CLAIM OR DEFENSE WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS DEED, THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE PERSON OF THE GRANTOR. NOTHING CONTAINED HEREIN WILL BE DEEMED TO PRECLUDE THE GRANTEE FROM BRINGING AN ACTION AGAINST THE GRANTOR IN ANY OTHER JURISDICTION.

      SECTION 5.12. Severability; Conflicts. Any provision of this Deed, the Credit Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Deed, the Credit Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction. In the event of any conflict between the terms of this Deed and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.

      SECTION 5.13. Loan Document. This Deed is a Loan Document executed pursuant to the Credit Agreement and, unless otherwise expressly indicated herein, shall be construed, administered and applied in accordance with the terms and provisions thereof.

      SECTION 5.14. Usury Savings Clause. It is the intention of the Grantor and the Grantee to conform strictly to the usury laws governing the Loan Documents, and any interest payable under the Loan Documents shall be subject to reduction to the amount not in excess of the maximum non-usurious amount allowed under such laws, as construed by the courts having jurisdiction over such matters. In the event the maturity of the Secured Obligations is accelerated by reason of any provision of the Loan Documents, or by reason of an election by the Grantee resulting from an Event of Default, then earned interest may never include more than the maximum amount permitted by law, computed from the dates of each advance of loan proceeds under the Credit Agreement until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically or, if theretofore paid, at the option of the Grantee, shall be rebated to the Grantor, or shall be credited on the principal amount of the Secured Obligations or, if all principal has been repaid, then the excess shall be rebated to the Grantor. If any interest is canceled, credited against principal or rebated to the Grantor in accordance with the foregoing sentence and, if thereafter the interest payable hereunder is less than the maximum amount permitted by applicable law, the rate hereunder shall automatically be increased to the maximum extent possible to permit repayment to the Grantee and the Lenders as soon as possible of any interest in excess of the maximum amount permitted by law which was earlier canceled, credited against principal or rebated to the Grantor pursuant to the provisions of the foregoing sentence.

      SECTION 5.15. Future Advances. This Deed is a "Future Advance Deed" under the laws of the State. Any and all future advances under this Deed and the Loan Documents pertaining to the Fixed Assets Loans shall have the same priority as if the future advance was made on the date that this Deed was recorded. This Deed shall secure the Secured Obligations, whenever incurred, such Secured Obligations to be due at the times provided in the Loan Documents pertaining to the Fixed Assets Loans. Notice is hereby given that the Secured Obligations may increase as a result of any defaults hereunder by Grantor due to, for example, and without limitation, unpaid interest or late charges, unpaid taxes or insurance premiums which the Grantee elects to advance, defaults under leases that the Grantee elects to cure, attorney fees or costs incurred in enforcing the Loan Documents pertaining to the Fixed Assets Loans or other expenses incurred by the Grantee in protecting the Collateral, the security of this Deed or the Grantee's rights and interests.

      SECTION 5.16. Georgia Agent. The rights, powers, duties and obligations conferred or imposed upon CIT under the Credit Agreement pursuant to this Deed with respect to the Collateral (including, without limitation, holding the security title hereunder) are hereby conferred and imposed upon the Georgia Agent to the extent, but only to the extent, that pursuant to the laws of the State in effect from time to time CIT shall be incompetent or unqualified to exercise or perform such rights, power, duties and obligations.

      IN WITNESS WHEREOF, the undersigned, by its duly elected officers and pursuant to proper authority of its board of directors has duly executed, sealed, acknowledged and delivered this instrument as of the day and year first above written.

                                        STERLING PULP CHEMICALS, INC., a
                                        Georgia corporation


                                       By: /s/ [SIGNATURE ILLEGIBLE]
                                           Name: [NAME ILLEGIBLE]
                                           Title: Treasurer

                                                   [CORPORATE SEAL]

Signed, sealed and delivered in the presence of:

/s/ [SIGNATURE ILLEGIBLE]
Unofficial Witness


/s/ DAWN M. SCHOENIG
Notary Public

My commission expires: 8/3/99

                              [AFFIX NOTARIAL SEAL]

         DAWN M. SCHOENIG
 Notary Public, State of New York
          No. 52-4900811
   Qualified in Suffolk County
Commission Expires August 3, 1999


                                   DRAFTED BY:

                              Mayer, Brown & Platt
                                  1675 Broadway
                            New York, New York 10019
                         Attention: Michael Sloyer, Esq.

                                                                      SCHEDULE 1


                          Legal Description of the Land
[ ]

                                   SCHEDULE 1

All that tract or parcel of land situate, lying and being in Land Lot 170 of the 11th Land District of Lowndes County, Georgia, and being more particularly described as all of that certain 28 acres depicted as TRACT I upon that certain plat of map of survey made by Robin Nelson Harris, Georgia Registered Land Surveyor No. 2101, dated August 14, 1995, entitled "Survey for Valdosta-Lowndes County Industrial Authority", a copy of which is of record in Plat Record Book 38, page 200, public records of Lowndes County, Georgia.

TOGETHER WITH, a perpetual non-exclusive easement for ingress and egress over and through that certain 6.80 acres depicted as TRACT IV upon that certain plat or map of survey made by Robin Nelson Harris, Georgia Registered Land Surveyor No. 2101, dated August 14, 1995, entitled "Survey for Valdosta-Lowndes County Industrial Authority", a copy of which is of record in Plat Record Book 38, page 200, public records of Lowndes County, Georgia.

NOTE: THE VALDOSTA-LOWNDES COUNTY INDUSTRIAL AUTHORITY HAS CONVEYED HUNT ROAD (100 DEGREES R/W) TO LOWNDES COUNTY, GEORGIA AS EVIDENCED BY RIGHT OF WAY DEED DATED FEBRUARY 29, 1996, AND RECORDED IN DEED BOOK 1275, PAGE 263; AND RIGHT OF WAY DEED DATED APRIL 3, 1996, AND RECORDED IN DEED BOOK 1289, PAGE 92 AFORESAID RECORDS; SAID ROAD RUNS THROUGH THE MAJORITY OF TRACT IV.

                                                                      SCHEDULE 2

                             Permitted Encumbrances

[ ]

                                   SCHEDULE 2


5. Any adverse claim to any portion of said land which has been created by artificial means or has accreted to any such portion so created and riparian rights, if any.





1. Defects, liens, encumbrances, adverse claims, or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed Insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2. Ad valorem taxes for the year 1999 and subsequent years, not yet due nor payable.

3. No insurance is afforded as to the exact amount of acreage contained in the property described herein.

4. Rights of others in and to the ingress/egress easement area insured hereunder.

5. Said ingress/egress easement area insured hereunder has a Georgia Power Company Easement (Deed Book 3, page 346 and Deed Book 104, page 257) running through said property. A Governmental Encroachment Agreement has been entered into by and between The Georgia Power Company and Valdosta-Lowndes County Industrial Authority, dated March 19, 1996, and recorded in Deed Book 1690, page 78, public records of Lowndes County, Georgia (affects a portion of Tract IV-insured easement tract).

6. Any loss or damage resulting from failure to comply with the terms and provisions of lease by and between Valdosta-Lowndes County Industrial Authority, Lessor and Sterling Pulp Chemicals US, Inc., a Delaware Corporation, Lessee, dated October 1, 1995, and recorded in Deed Book 1331, page 27, public records of Lowndes County, Georgia; ASSIGNED by Sterling Pulp Chemicals US, Inc., a Delaware corporation to Sterling Pulp Chemicals, Inc., a Georgia corporation by instrument dated August 6, 1996, and recorded in Deed Book 1333, page 123, rerecorded in Deed Book 1349, page 83, aforesaid records.

7. Security deed and security agreement from Valdosta-Lowndes County Industrial Authority to Synovus Trust Company, dated October 1, 1995, and recorded in Deed Book 1239, page 283, public records of Lowndes County, Georgia, and evidenced by memorandum of indenture trust dated October 1, 1995, and recorded in Deed Book 1240, page 4, aforesaid records; assigned to Texas Commerce Bank National Association, by instrument dated October 1, 1995, and recorded in Deed Book 1240, page 12, reassigned to Synovus Trust Company by instrument dated August 20, 1996, and recorded in Deed Book 1333, page 199-rerecorded in Deed Book 1349, page 85, aforesaid records.

8. UCC-2 indicating Valdosta-Lowndes County Industrial Authority, Debtor; Synovus Trust Company, Trustee, Secured Party; recorded in Deed Book 1240, page 7, public records Lowndes County, Georgia.

9. Communications systems right of way and easement by and between Camelia Investment Company, and American Telephone and Telegraph Company, dated April 25, 1991, and recorded in Deed Book 818, page 176, public records of Lowndes County, Georgia; said easement area is a 10 foot wide strip of land lying withing and parallel to the east right of way line of existing Georgia Power Company Transmission Easement.